Exhibit 99.1
DELTA PETROLEUM CORPORATION
Roger A. Parker, Chairman and CEO
John R. Wallace, President and COO
Kevin K. Nanke, Treasurer and CFO
Broc Richardson, V.P. of Corporate Development and IR
370 17th Street, Suite 4300
Denver, Colorado 80202
For Immediate Release
DELTA PETROLEUM CORPORATION ANNOUNCES
PLANNED $175 MILLION CONVERTIBLE PREFERRED STOCK
RIGHTS OFFERING
     DENVER, Colorado (March 2, 2009) — Delta Petroleum Corporation (NASDAQ Global Market: DPTR), an independent oil and gas exploration and development company (“Delta” or the “Company”), announced today that it intends to launch a convertible preferred stock rights offering to raise up to $175 million. The rights offering is expected to commence promptly following the date on which Delta’s shelf registration statement filed with the Securities and Exchange Commission today is declared effective by the Commission.
     As also announced today, Delta entered into an amendment to its senior credit agreement pursuant to which its lenders agreed to forbear from exercising their rights under the credit agreement (including acceleration of the amounts due under the credit agreement) arising as a result of Delta’s non-compliance with certain covenants in the credit agreement, if, among other things, Delta raises equity capital. Accordingly, Delta intends to use the proceeds of the rights offering to reduce amounts outstanding under its senior credit facility, pay other accounts payable and for working capital and general corporate purposes.
     Under the proposed rights offering, Delta expects to distribute, on a pro rata basis, to all stockholders of record transferable subscription rights that would enable the rights holder to purchase depositary shares, each representing a fractional interest in a share of preferred stock. The preferred stock will be convertible into shares of Delta’s common stock on terms to be determined. Holders who fully exercise their rights will be entitled, on a pro rata basis, to subscribe for additional convertible preferred stock depositary shares to the extent any of the rights issued in the offering are not exercised.
     A special committee of Delta’s board of directors will determine the following prior to the commencement of the rights offering: (i) the record date for determining stockholders entitled to receive the rights; (ii) the expiration date of the rights; (iii) the fractional interest in shares of the convertible preferred stock that each depositary share entitles the holder to acquire; (iv) the exercise price of the rights; and (v) the terms and conditions of the convertible preferred stock, including the right to receive dividends, if any, liquidation preference, voting rights and conversion ratio. Delta expects that the exercise price for each right will be higher than today’s closing price of Delta’s common stock on The NASDAQ Global Market®.
     Tracinda Corporation, which owns approximately 39% of Delta’s common stock, and another significant stockholder of Delta, have stated to representatives of the Company that they intend to purchase approximately their pro rata share of the securities offered in the rights offering.

However, in no event will Tracinda purchase a number of securities that would cause its ownership of Delta’s common stock, on an as-converted basis, to exceed 50% of Delta’s outstanding common stock.
     A registration statement relating to the securities issuable upon exercise of the rights has been filed with the Commission but has not yet become effective. The securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. After the Commission declares the registration statement effective, Delta plans to file a prospectus supplement with the Commission relating to the rights offering. When available, copies of the prospectus supplement relating to the rights offering may be obtained from Delta at 370 Seventeenth Street, Suite 4300, Denver, Colorado 80202, via telephone at (303) 293-9133 or via email at info@deltapro.com.
About Delta
     Delta Petroleum Corporation is an oil and gas exploration and development company based in Denver, Colorado. The Company’s core areas of operations are the Rocky Mountain and Gulf Coast Regions, which comprise the majority of its proved reserves, production and long-term growth prospects. Its common stock is listed on The NASDAQ Global Market® under the symbol “DPTR.”
Forward-Looking Statements
Forward-looking statements in this announcement are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include, without limitation, Delta’s expectations and estimates about future events, including our plans to launch a rights offering, the intended use of the net proceeds of such equity issuance, the anticipated exercise price for the rights and Tracinda and other stockholders participation in the rights offering. Readers are cautioned that all forward-looking statements are based on management’s present expectations, estimates and projections, but involve risks and uncertainty, including without limitation, changes in economic and market conditions, changes in the price at which shares of Delta’s common stock trade, the need to register the securities for sale under the Securities Act of 1933, as amended, and the need to obtain approval to list the securities on The NASDAQ Global Market. Other risk factors are discussed in Delta’s filings with the Securities and Exchange Commission (“SEC”), including Delta’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008 (which may be viewed on the SEC’s website at http://www.sec.gov or on Delta’s website at www.deltapetro.com), as well as difficulties, delays, unexpected costs associated with or Delta’s inability, or determination not, to consummate, in whole or in part, the proposed rights offering. The Company is under no obligation (and expressly disclaims any obligation) to update or alter its forward-looking statements, whether as a result of new information, future events or otherwise.
For further information contact the Company at (303) 293-9133 or via email at info@deltapetro.com
or
RJ Falkner & Company, Inc., Investor Relations Counsel, at (800) 377-9893 or via email at info@rjfalkner.com
SOURCE:      Delta Petroleum Corporation

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